Exhibit 99.2

LETTER TO STOCKHOLDERS ISSUED BY DIAMONDBACK ENERGY, INC.

Midland, TX (July 31, 2023)

Diamondback Stockholders,

This letter is meant to be a supplement to our earnings release and is being furnished to the Securities and Exchange Commission (SEC) and released to our stockholders simultaneously with our earnings release. Please see the information regarding forward-looking statements and non-GAAP financial information included at the end of this letter.

The second quarter of 2023 was characterized by volume outperformance, reduced operating and administrative expenses, decreased net debt, additional non-core divestitures and another increase to our base dividend. Further, we have line of sight to significant capex reductions through the remainder of the year, which will result in higher expected Free Cash Flow ("FCF") at current commodity prices. To summarize, we continue to execute across all facets of our business model.

Production:
Diamondback continued to execute and exceed expectations in the second quarter, with both oil and total production above the high end of our second quarter guidance ranges. As a result of this year-to-date outperformance and our continued confidence in the forward outlook, we are increasing our full year oil and total production estimates to the high end of their respective annual ranges. The midpoint of annual daily oil production moves to 261 MBO/d from 259 MBO/d, while the midpoint of annual total daily production moves to 440 MBOE/d from 435 MBOE/d.

Oil production is expected to grow slightly in the second half of the year, with third quarter oil production projected to be 262 – 265 MBO/d (440 – 445 MBOE/d). We anticipate we will continue to grow oil production organically at a low single digit annual pace next year with a similar level of activity to this year. This is primarily a result of the quality of the acreage we are developing on a large scale in the Midland Basin, combined with a high mineral interest across the development plan.

Oil realizations increased quarter over quarter to 97% of West Texas Intermediate ("WTI") pricing for the quarter. We still expect to realize at least 95% of WTI when WTI is at least $65 per barrel, with some quarters above that number. Gas and NGL realizations declined significantly quarter over quarter commensurate with the respective declines in each commodity.

We continue to protect our downside exposure through a hedge program where we buy deferred premium puts up to 12 months in advance for oil, with a goal of being at least 60% hedged heading into a respective quarter. For gas, we hedge with wide two-way collars and a well-protected basis exposure. To us, this hedging philosophy is an insurance policy that protects against the extreme downside where we protect our dividend, still generate FCF and manage our leverage ratio.

Capital Expenditures:
Cash capex for the second quarter was $711 million, in the upper half of our quarterly guidance range. We expect cash capex to decline ~5% in the third quarter to $650 - $700 million as we begin to see the benefits of both lower well costs and lower drilling activity, with a minor benefit from a slower completion cadence. We also expect cash capex to decline further in the fourth quarter, which should set a baseline for our 2024 capital plan. Both raw materials (including steel, diesel and sand) and service costs continue to decline, setting us up for lower completed well costs as we head into 2024.

Our revised full year 2023 cash capex guidance is $2,600 - $2,675 million, which is up just over 1% at the midpoint from our initial guidance. We drilled almost 1.1 million lateral feet in the second quarter, including almost 1 million lateral feet in the Midland Basin. Through the second quarter, we have drilled approximately 56% of our estimated total lateral footage and completed approximately 54% of our estimated total lateral footage for the year. This translates to 180 (53%) out of our estimated 335 - 350 wells drilled and 177 (53%) out of our estimated 330 - 345 wells to be completed for the year, coinciding with our spend year to date of 52% of our capex budget.

We also expect to have higher than previously expected capital spend on midstream projects in 2023, primarily for high-return third-party water business that utilizes our extensive existing recycling and disposal infrastructure in the Midland Basin.

Operating Costs:
Lease operating expenses (“LOE”) were lower than guidance expectations in the second quarter, primarily due to the ability of our field and operations organizations to "control what they can control", which is primarily the variable costs that make up LOE. Therefore, we are reducing our LOE guidance by $0.10 per BOE for the year to $4.90 - $5.40 per BOE, implying LOE will still increase from second quarter levels in the second half of the year primarily due to third party produced water disposal obligations.

Cash G&A has trended lower than expectations due to cost control and the increase in production seen this year. Therefore, we feel comfortable reducing our annual guidance by $0.05 per BOE at the midpoint to $0.60 - $0.75 per BOE. Due to continued and expected debt reduction and higher volumes, we also feel comfortable reducing our interest expense guidance per BOE by $0.10 to $1.20 - $1.30 per BOE. Taken together, these reductions to cash operating costs amount to $0.25 per BOE of total savings relative to initial expectations.

As it relates to non-cash costs, we increased our DD&A guidance to $10.00 - $10.75 per BOE due to the impact of higher development and leasehold costs from recent acquisitions. We also reduced our non-cash G&A estimate for the year by $0.05 per BOE to $0.35 - $0.45 per BOE.

Return of Capital:
Our Board continues to believe the primary method to return capital to stockholders needs to be through our base dividend, one that is sustainable and well-protected through the cycles inherent in a cyclical industry. The Board considers the base dividend to be a “debt” owed to our stockholders, and stress-tests that debt to ensure it is protected down to $40 per barrel oil prices. Due to our lower debt burden, lower share count and low reinvestment rate, they have made the decision to raise our base dividend this quarter by 5% to $3.36 annually ($0.84 quarterly). The Board will continue to review our corporate breakeven and fixed obligations as we focus on sustainable base dividend growth in the future.

We generated $1.51 billion of Net Cash Provided by Operating Activities and $547 million of FCF in the second quarter, and repurchased 2.43 million shares for $321 million ($132.21 / share average). Therefore, including our increased quarterly base dividend commitment, we exceeded our commitment to return at least 75% of our FCF to stockholders in the second quarter as the market presented consistent opportunities for us to repurchase shares. We are confident in our path towards further debt reduction and we currently see FCF increasing in the second half of the year due to increased commodity prices and lower capex.

Year to date, we have repurchased 5.36 million shares, which is more shares than were issued for our Lario acquisition that closed in January 2023. Since the inception of our share repurchase program in 2021, we have repurchased 18.2 million shares for $2.2 billion ($122.99 / share average), while also distributing $13.24 per share in base and variable dividends over the same period.

Balance Sheet:
Total debt and net debt decreased to just under $6.7 billion in the second quarter, down from just over $7 billion in the first quarter. We expect net debt to continue to decrease in the third quarter through a combination of FCF generation, proceeds from asset sales closing in the quarter, and the continued reduction of our income tax receivable.

Other Business:
We exceeded our non-core asset sale target of $1.0 billion by year end 2023 this quarter by announcing and closing the sale of our equity interest in the OMOG oil gathering system. Since initiating the non-core asset sale program, we have announced or closed transactions with $1.1 billion of gross proceeds. As a reminder, proceeds from these asset sales will go towards further debt reduction. We are not planning to increase our non-core asset sale target at this time, but still have significant value in our midstream assets and equity method investments that may be monetized at some point in the future.

To summarize, we remain confident in the forward outlook for the business. We continue to develop our best assets in the core of the Permian Basin, are seeing costs come down in real time and should see FCF increase into the second half of the year and 2024 at current commodity prices.

Thank you for your interest in Diamondback Energy,

Travis D. Stice
Chairman of the Board and Chief Executive Officer

Important Information Regarding Forward-Looking Statements and Non-GAAP Financial Measures

This letter contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks, uncertainties and assumptions. Important information regarding forward-looking statements is included in our earnings release furnished to the SEC simultaneously with this letter.

This letter also contains certain Non-GAAP financial measures. For definitions and reconciliations of the Non-GAAP financial measures to the most directly comparable GAAP financial measures, please see our earnings release furnished to the SEC simultaneously with this letter.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com